Exhibit 99.1

Contact at 214/432-2000
Steven R. Rowley
President & CEO
Mark V. Dendle
Executive Vice President & CFO

News For Immediate Release

EAGLE MATERIALS INC. REPORTS

FOURTH QUARTER AND FISCAL YEAR RESULTS

(Dallas, TX April 23, 2009): Eagle Materials Inc. (NYSE: EXP) today reported financial results for the fourth quarter ended March 31, 2009 and for fiscal year 2009.

Fourth quarter net earnings were up 117% to $7.0 million ($0.16 per share) from $3.2 million ($0.07 per share) for the same period a year ago. Current quarter earnings include an after-tax charge of $2.6 million ($0.06 per share) related to fiscal 2009 stock awards, all of which were substantially expensed in fiscal 2009, offset by an after-tax gain of $2.9 million ($0.07 per share) related to the retirement of a portion of our Senior Notes. Both items are reported in Corporate General Expenses.

For the fiscal year ended March 31, 2009, Eagle’s net earnings decreased 57% to $41.8 million ($0.95 per share) from $97.8 million ($2.12 per share) for the previous fiscal year. Revenues for fiscal 2009 of $602.2 million were 20% less than the $749.6 million for the previous fiscal year.

GYPSUM WALLBOARD AND PAPERBOARD

Eagle’s Gypsum Wallboard and Paperboard operations reported fourth quarter revenues of $73.0 million, a 22% decrease from the $93.7 million for the same quarter a year ago. The quarterly comparative revenue decline reflects primarily lower gypsum wallboard and paperboard sales volumes. Gypsum Wallboard and Paperboard’s fourth quarter operating earnings were $9.6 million compared with $0.4 million of operating earnings in the prior year’s fourth quarter. Prior year’s results include approximately $4.5 million of start-up costs incurred at our new Georgetown, South Carolina wallboard plant. The average gypsum wallboard net sales price for this fiscal year’s fourth quarter was $109.89 per MSF, 19% higher than the $92.42 per MSF for the same quarter last year. Gypsum Wallboard sales volume of 447 million square feet (MMSF) for the quarter declined 25% from the prior year’s fourth quarter. According to the Gypsum Association, industry shipments of gypsum wallboard were down approximately 29% over this same time period to 4.8 billion square feet.

Fiscal 2009 operating earnings from Gypsum Wallboard and Paperboard were $17.8 million, a decrease of 72% compared to $63.0 million for fiscal 2008. Revenues from Gypsum Wallboard and Paperboard were $346.1 million for fiscal 2009, 18% less than last year’s revenues of $422.4 million

CEMENT, CONCRETE AND AGGREGATES

Eagle’s Cement operations reported revenues, including joint venture and intersegment revenues, of $46.0 million, 25% less than the $61.2 million for the same quarter a year ago. Operating earnings from Eagle’s Cement operations declined 36% to $10.3 million for the fourth quarter this year from $16.1 million for the same quarter last year. The average net sales price for this fiscal year’s fourth quarter was $92.92 per ton, 3% less than the $95.87 per ton for the same quarter last year. Approximately $1.50 per ton of the decline in the mill net is due to increased transfer freight to our distribution terminals. Cement sales volumes for the fourth quarter were 459,000 tons, 24% below the 604,000 tons for the same quarter last year. Eagle’s purchased cement sales volumes for the quarter declined 51% from the prior year quarter to approximately 61,000 tons. According to the U.S.G.S., industry shipments of Portland cement were down 31% in January 2009 versus the prior year and imports declined 61% over the same time period. Additionally, our cement operating results were negatively impacted at our Illinois Cement facility during the quarter for inventory control due to particularly tough winter weather and reduced construction activity in the Midwest.

Fiscal 2009 operating earnings from Cement were $82.0 million, a decline of 23% compared to the $106.6 million for fiscal 2008. Revenues from Cement, including joint venture and intersegment sales, were $289.4 million for fiscal 2009, 16% lower than last year’s revenues of $345.2 million.

Revenues from Concrete and Aggregates were $10.8 million for this year’s fourth quarter, 34% less than the $16.3 million for the fourth quarter a year ago. Concrete and Aggregates reported a $0.7 million operating profit for this year’s fourth quarter, down from the $1.8 million operating profit for the same quarter last year, primarily due to lower sales volumes in California combined with lower net sales prices for both Concrete and Aggregates.

Concrete sales volume decreased 30% for the fourth quarter this year to 110,000 cubic yards from 157,000 cubic yards for the same quarter last year. Our Concrete quarterly average net sales price of $71.65 per cubic yard for the fourth quarter of fiscal 2009 was 9% less than the $79.04 per cubic yard for the fourth quarter a year ago. Our Aggregates operation reported sales volume of 446,000 tons for the current quarter, 19% less than the fourth quarter last year. Our Aggregates quarterly average net sales price was 7% below last year’s fourth quarter average net sales price.

Fiscal 2009 operating earnings from Concrete and Aggregates were $4.6 million, a decrease of 65% compared to the $13.1 million for fiscal 2008. Revenues from Concrete and Aggregates were $66.2 million for fiscal 2009, 24% lower than last year’s revenues of $87.6 million.

DETAILS OF FINANCIAL RESULTS

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 4 for a reconciliation of the amounts referred to above.

Eagle Materials Inc. is a Dallas-based company that manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, and Concrete and Aggregates.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 2:00 p.m. Eastern Time (1:00 p.m. Central Time) on Thursday, April 23, 2009. The conference call will be webcast simultaneously on the EXP Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact EXP at 214-432-2000.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley

President and Chief Executive Officer

Mark V. Dendle

Executive Vice President and Chief Financial Officer

(1)	Summary of Consolidated Earnings
(2)	Revenues and Earnings by Lines of Business (Quarter)
(3)	Revenues and Earnings by Lines of Business (Fiscal Year)
(4)	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
(5)	Consolidated Balance Sheets

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Summary of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

			Quarter Ended March 31,
			2009	2008	Change
Revenues			$108,859	$144,848	-25%

Earnings Before Income Taxes			$12,457	$6,582	+89%

Net Earnings			$7,030	$3,246	+117%

Earnings Per Share:

	-	Basic	$0.16	$0.07	+129%

	-	Diluted	$0.16	$0.07	+129%

Average Shares Outstanding:

	-	Basic	43,527,565	43,530,987	NM

	-	Diluted	43,852,247	44,062,169	-1%

			Fiscal Year Ended March 31,
			2009	2008	Change
Revenues			$602,182	$749,553	-20%

Earnings Before Income Taxes			$62,183	$144,384	-57%

Net Earnings			$41,764	$97,768	-57%

Earnings Per Share:

	-	Basic	$0.96	$2.15	-55%

	-	Diluted	$0.95	$2.12	-55%

Average Shares Outstanding:

	-	Basic	43,486,728	45,556,762	-5%

	-	Diluted	43,879,416	46,144,887	-5%

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,
	2009	2008	Change
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$61,932	$75,789	-18%
Gypsum Paperboard	11,072	17,903	-38%

	73,004	93,692	-22%
	67%	65%
Cement (Wholly Owned)	25,199	34,960	-28%
	23%	24%
Concrete & Aggregates	10,656	16,160	-34%
	10%	11%
Other, net	—	36	-100%
	0%	0%

Total	$108,859	$144,848	-25%
	100%	100%

Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$5,118	$(3,344)	N/A
Gypsum Paperboard	4,486	3,766	+19%

	9,604	422	+2,176%
	47%	2%

Cement:
Wholly Owned	3,297	7,428	-56%
Joint Venture	7,005	8,678	-19%

	10,302	16,106	-36%
	50%	88%
Concrete & Aggregates	714	1,789	-60%
	4%	10%
Other, net	(243)	36	N/A
	-1%	0%

Total Operating Earnings	20,377	18,353	+11%
	100%	100%

Corporate General Expenses	(2,791)	(4,363)
Interest Expense, net	(5,129)	(7,408)

Earnings Before Income Taxes	$12,457	$6,582	+89%

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 4.

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Revenues and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Fiscal Year Ended March 31,
	2009	2008	Change
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$279,306	$342,550	-19%
Gypsum Paperboard	66,782	79,850	-16%

	346,088	422,400	-18%
	57%	56%
Cement (Wholly Owned)	187,154	239,029	-22%
	31%	32%
Concrete & Aggregates	65,338	86,594	-25%
	11%	12%
Other, net	3,602	1,530	+135%
	1%	0%

Total	$602,182	$749,553	-20%
	100%	100%

Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$1,190	$45,954	-97%
Gypsum Paperboard	16,581	17,022	-3%

	17,771	62,976	-72%
	17%	34%

Cement:
Wholly Owned	49,610	72,651	-32%
Joint Venture	32,426	33,982	-5%

	82,036	106,633	-23%
	76%	58%
Concrete & Aggregates	4,595	13,075	-65%
	4%	7%
Other, net **	3,602	1,530	+135%
	3%	1%

Total Operating Earnings	108,004	184,214	-41%
	100%	100%

Corporate General Expenses	(16,901)	(18,756)
Interest Expense, net	(28,920)	(21,074)

Earnings Before Income Taxes	$62,183	$144,384	-57%

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 4.
**	Fiscal Year 2009 results include a $2.6 million gain on sale of railcars.

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues

(unaudited)

	Sales Volume
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2009	2008	Change	2009	2008	Change
Gypsum Wallboard (MMSF’s)	447	596	-25%	2,102	2,395	-12%

Cement (M Tons):
Wholly Owned	258	348	-26%	1,859	2,377	-22%
Joint Venture	201	256	-21%	966	1,048	-8%

	459	604	-24%	2,825	3,425	-18%

Paperboard (M Tons):
Internal	19	24	-21%	87	97	-10%
External	27	39	-31%	145	174	-17%

	46	63	-27%	232	271	-14%

Concrete (M Cubic Yards)	110	157	-30%	611	802	-24%

Aggregates (M Tons)	446	551	-19%	3,281	3,754	-13%

	Average Net Sales Price*
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2009	2008	Change	2009	2008	Change
Gypsum Wallboard (MSF)	$109.89	$92.42	+19%	$99.17	$108.36	-8%
Cement (Ton)	$92.92	$95.87	-3%	$96.03	$96.04	0%
Paperboard (Ton)	$461.65	$494.69	-7%	$492.27	$484.22	+2%
Concrete (Cubic Yard)	$71.65	$79.04	-9%	$73.14	$76.74	-5%
Aggregates (Ton)	$6.64	$7.15	-7%	$6.57	$6.96	-6%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2009	2008	2009	2008
Intersegment Revenues:
Cement	$1,201	$1,792	$6,634	$9,054
Paperboard	10,801	13,492	49,555	53,545
Concrete and Aggregates	175	144	909	1,046

	$12,177	$15,428	$57,098	$63,645

Cement Revenues:
Wholly Owned	$25,199	$34,960	$187,154	$239,029
Joint Venture	19,575	24,422	95,648	97,140

	$44,774	$59,382	$282,802	$336,169

Eagle Materials Inc.

Attachment 5

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2009	2008
ASSETS
Current Assets -
Cash and Cash Equivalents	$17,798	$18,960
Accounts and Notes Receivable, net	44,261	62,949
Inventories	107,063	98,717
Prepaid and Other Current Assets	6,161	8,480

Total Current Assets	175,283	189,106

Property, Plant and Equipment, net	669,941	705,556
Investments in Joint Ventures	39,521	40,095
Note Receivable	6,301	7,286
Goodwill and Intangible Assets	152,812	153,449
Other Assets	22,810	22,229

	$1,066,668	$1,117,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities -
Accounts Payable	$19,645	$50,961
Accrued Liabilities	44,604	54,210

Total Current Liabilities	64,249	105,171

Long-term Liabilities	97,104	86,447
Bank Credit Facility	55,000	—
Senior Notes	300,000	400,000
Deferred Income Taxes	122,488	120,416
Stockholders’ Equity -
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 43,589,775 and 43,430,297 Shares respectively.	436	434
Capital in Excess of Par Value	11,166	—
Accumulated Other Comprehensive Losses	(6,040)	(1,368)
Retained Earnings	422,265	406,621

Total Stockholders’ Equity	427,827	405,687

	$1,066,668	$1,117,721